Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust Announces Offering of
7.50% Series A Cumulative Redeemable Perpetual Preferred Stock

New York, NY, September 4, 2019 – American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) today announced the launch of an underwritten public offering of its 7.50% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”), under its existing shelf registration statement. The underwriters are expected to be granted a 30-day overallotment option to purchase additional shares of Series A Preferred Stock.

This offering is a reopening of the Company’s previous issuances of Series A Preferred Stock. The additional shares of Series A Preferred Stock sold in this offering will be consolidated, form a single series, and be fully fungible with all outstanding Series A Preferred Stock. The Series A Preferred Stock is listed on the Nasdaq Global Select Market under the symbol “AFINP.”

Holders of Series A Preferred Stock are entitled to cumulative dividends in the amount of  $1.875 per share each year, which is equivalent to the rate of 7.50% of the $25.00 liquidation preference per share per annum. Dividends are payable quarterly in arrears, and the first quarterly dividend for the Series A Preferred Stock sold in this offering will be paid on October 15, 2019 in an amount equal to $0.46875 per share.

The Series A Preferred Stock has no stated maturity and will remain outstanding indefinitely unless redeemed, converted or otherwise repurchased.

On and after March 26, 2024, the Series A Preferred Stock will be redeemable at the Company’s option for cash, in whole or in part, at any time or from time to time, at a price per share equal to $25.00, plus an amount equal to all accrued and unpaid dividends.

The Company intends to use the net proceeds from this offering for general corporate purposes, which may include purchases of additional properties.

The joint bookrunning managers for this offering are BMO Capital Markets Corp. and B. Riley FBR, Inc. The joint lead managers for this offering are Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc. and William Blair & Company, L.L.C. The co-managers for this offering are Boenning & Scattergood, Inc. and National Securities Corporation.

About American Finance Trust, Inc.

AFIN is a publicly traded real estate investment trust focused on managing and acquiring a high-quality single and multi-tenant portfolio that is service-retail focused. The portfolio consists of a strong, creditworthy tenant base and is well positioned for growth. Additional information about AFIN can be found at its website at www.americanfinancetrust.com.

Important Notice

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. Any offer of the securities will be made only by means of a prospectus, forming part of the effective registration statement, the applicable preliminary prospectus supplement and other related documents. Copies of the prospectus and the prospectus supplement, subject to completion, relating to these securities may be obtained from BMO Capital Markets Corp. or B. Riley FBR, Inc. You should direct any requests to BMO Capital Markets Corp., Attention: Syndicate Department, 3 Times Square, 25th Floor, New York, New York 10036, by telephone at (800) 414-3627 or by email at bmoprospectus@bmo.com; or to B. Riley FBR, Inc., Attention: Prospectus Department, 1300 14th Street North, Suite 1300, Arlington, Virginia 22209, by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com.  You may also obtain a copy of the prospectus and the prospectus supplement, subject to completion, and other documents the Company has filed with the Securities and Exchange Commission (the “Commission”) for free by visiting the Commission’s website at http://www.sec.gov.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of AFIN’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 7, 2019, AFIN's most recent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed on May 8, 2019 and August 8, 2019, respectively, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in AFIN’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contact

Investors and Media:

Email: investorrelations@americanfinancetrust.com

Phone: (866)-902-0063